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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-105356) and related Prospectus of Northwest Airlines Corporation and Northwest Airlines, Inc. for the registration of $576,435,000 of    % Class D Pass Through Certificates, Series 2003-1 and to the incorporation by reference therein of our report dated January 21, 2003, with respect to the consolidated financial statements and schedule of Northwest Airlines Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

Minneapolis, MN
June 18, 2003

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Consent of Independent Auditors